AMPLARA CORPORATION

INSIDER TRADING POLICY

Effective Date: October 12, 2026

1. PURPOSE AND SCOPE

This Insider Trading Policy (the “Policy”) establishes guidelines for trading in securities of Amplara Corporation (the “Company”) and for handling confidential information that may constitute material nonpublic information.

The Company is committed to complying with applicable federal and state securities laws and regulations, including laws prohibiting insider trading and unlawful disclosure of material nonpublic information.

This Policy applies to all directors, officers, and employees of the Company, regardless of their position or location. It also applies to their immediate family members, members of their households, and entities they control, to the extent that trading by such persons may be attributable to or influenced by a person covered by this Policy.

This Policy also applies to consultants, contractors, and other persons who receive material nonpublic information from the Company or through their relationship with the Company.

Each person covered by this Policy is responsible for understanding and complying with its requirements.

2. PERSONS SUBJECT TO THIS POLICY

The following persons are subject to this Policy:

•                All members of the Company's Board of Directors;

•                All executive officers and other officers of the Company;

•                All employees of the Company;

•                Any consultants, contractors, advisors, or other representatives who receive material nonpublic information in connection with their work for the Company;

•                Immediate family members and household members of the foregoing persons, where applicable; and

•                Any entity, trust, partnership, or other organization controlled by any of the foregoing persons.

Persons subject to this Policy must ensure that individuals and entities whose securities transactions are covered by this Policy comply with its requirements.

3. MATERIAL NONPUBLIC INFORMATION

3.1 Material Information

Information is generally considered material if a reasonable investor would consider it important in making an investment decision, or if the information would reasonably be expected to affect the market price of a company's securities.

Material information may include, but is not limited to:

•                Financial results, revenues, expenses, earnings, or losses;

•                Financial forecasts, projections, or changes in previously announced financial expectations;

•                Significant business developments, contracts, or agreements;

•                Mergers, acquisitions, joint ventures, or dispositions;

•                Significant financing arrangements or securities offerings;

•                Changes in executive officers or members of the Board of Directors;

•                Significant litigation, regulatory investigations, or legal proceedings;

•                Changes in the Company's business strategy or operations;

•                Significant cybersecurity incidents or data breaches;

•                Bankruptcy, insolvency, or significant liquidity issues; and

•                Any other information that could reasonably influence an investor's decision to buy, sell, or hold securities.

3.2 Nonpublic Information

Information is nonpublic if it has not been broadly disseminated to the investing public through appropriate public channels, such as a press release, a filing with the Securities and Exchange Commission, or another method reasonably designed to provide broad public access.

Information does not become public merely because it has been disclosed to a limited number of individuals or discussed in private communications.

3.3 Trading While in Possession of Material Nonpublic Information

No person subject to this Policy may purchase, sell, or otherwise trade in the Company's securities while in possession of material nonpublic information concerning the Company.

This restriction also applies to securities of other publicly traded companies when a person possesses material nonpublic information about those companies obtained through the person's relationship with the Company.

The prohibition applies regardless of whether the person believes the trade is financially advantageous or whether the person actually relied on the information when making the trading decision.

4. PROHIBITION ON TIPPING

No person subject to this Policy may disclose material nonpublic information to another person who may use that information to trade in securities or recommend trading.

This prohibition applies to disclosures made directly or indirectly, including disclosures to family members, friends, business associates, investment advisors, or other persons.

A person who provides material nonpublic information to another person may be liable for unlawful tipping even if that person does not personally trade in securities.

5. SECURITIES COVERED BY THIS POLICY

This Policy applies to transactions in the Company's securities, including:

•                Common stock and other equity securities;

•                Options, warrants, and other rights to acquire securities;

•                Debt securities, if any;

•                Derivative securities relating to the Company's securities; and

•                Any other securities issued by the Company.

The Policy also applies to securities of other publicly traded companies when a person subject to this Policy possesses material nonpublic information about those companies obtained through the person's relationship with the Company.

The restrictions include transactions made directly or indirectly, whether through a personal account, brokerage account, retirement account, trust, controlled entity, or another person acting on the individual's behalf.

6. TRADING WINDOWS AND BLACKOUT PERIODS

6.1 General Trading Restrictions

In addition to the prohibition on trading while in possession of material nonpublic information, directors, executive officers, and other employees designated by the Company as subject to trading-window restrictions may trade in the Company's securities only during an authorized trading window.

The existence of an open trading window does not permit trading if the individual possesses material nonpublic information.

6.2 Trading Window

Unless otherwise notified by the Company, the regular trading window will open on the third full trading day following the public release of the Company's annual or quarterly financial results and will remain open through the last day of the final month of the applicable fiscal quarter.

All trades must also comply with the pre-clearance requirements of this Policy, where applicable.

6.3 Special Blackout Periods

The Company may impose additional blackout periods at any time when circumstances warrant, including when the Company is considering a significant transaction, financing, business development, financial announcement, or other material event.

The Company may notify directors, officers, employees, or other affected persons that trading is prohibited during a particular period.

No person may trade during a special blackout period, even if that person does not believe they possess material nonpublic information.

6.4 Exceptions

Any exception to the trading-window restrictions must be approved in writing by the Chief Financial Officer (the “CFO”) or, where the request concerns the CFO, by a non-interested member of the Board of Directors. No exception may permit trading while the individual possesses material nonpublic information.

7. PRE-CLEARANCE OF SECURITIES TRANSACTIONS

7.1 Transactions Requiring Pre-Clearance

Directors, executive officers, and any other persons designated by the Company must obtain written pre-clearance before conducting transactions in the Company's securities.

A pre-clearance request should be submitted to the CFO at least one full trading day before the proposed transaction and should identify:

•                The person proposing to trade;

•                The type and amount of securities involved;

•                The nature of the proposed transaction; and

•                The anticipated date of the transaction.

7.2 Review and Approval

The CFO is responsible for reviewing and approving pre-clearance requests under this Policy, except where the request concerns a transaction by the CFO.

A request involving a transaction by the CFO must be submitted to a non-interested member of the Board of Directors for review and approval.

A person requesting approval may not approve their own transaction. A director or officer who has a personal interest in the proposed transaction must not participate in the decision concerning that transaction.

Where no non-interested director is available to review a request, the Company should obtain advice from qualified securities counsel before authorizing the transaction.

Approval of a transaction does not relieve the individual of the responsibility to ensure that they are not in possession of material nonpublic information at the time of the transaction.

7.3 Validity of Approval

Once approval is granted, the transaction must generally be completed within four full trading days after approval.

If the transaction is not completed within that period, or if the individual becomes aware of material nonpublic information before completing the transaction, a new pre-clearance request must be submitted.

The Company may deny or revoke pre-clearance at any time and is not required to provide a reason for doing so.

7.4 Pledges and Other Arrangements

Any proposed pledge of Company securities as collateral for a loan or other obligation must receive prior written approval from the CFO, except that a pledge by the CFO must be approved by a non-interested member of the Board of Directors.

The Company may impose additional restrictions on pledges where the arrangement could create a risk of forced sales or otherwise result in a violation of securities laws or this Policy.

8. PROHIBITED AND RESTRICTED TRANSACTIONS

Persons subject to this Policy are prohibited from engaging in the following transactions involving the Company's securities:

8.1 Short Sales

Short sales of the Company's securities are prohibited.

8.2 Options and Derivatives

Purchasing or selling put options, call options, or other derivative securities relating to the Company's securities is prohibited, except where expressly authorized in writing by the Board of Directors and permitted by applicable law.

8.3 Hedging Transactions

Transactions designed to hedge or offset decreases in the market value of the Company's securities, including prepaid variable forward contracts, equity swaps, collars, and exchange funds, are prohibited.

8.4 Margin Accounts

Holding Company securities in a margin account or using Company securities as collateral for margin loans is prohibited unless specifically approved in writing by the CFO, or by a non-interested member of the Board of Directors where the request concerns the CFO.

8.5 Pledging Securities

Pledging Company securities as collateral for a loan or other obligation requires prior written approval in accordance with Section 7.4 of this Policy.

8.6 Limit Orders and Standing Instructions

Standing orders, limit orders, or other instructions that may result in a transaction without the individual's contemporaneous decision should be used only where permitted by applicable law and approved in advance by the Company.

Any such arrangement must not be used to circumvent the restrictions of this Policy.

8.7 Rule 10b5-1 Trading Plans

A person subject to this Policy may establish a trading plan intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, only if the plan satisfies all applicable legal requirements.

Any proposed Rule 10b5-1 trading plan must be submitted for prior review by the CFO, except that a plan proposed by the CFO must be reviewed by a non-interested member of the Board of Directors.

A trading plan must be established in good faith and at a time when the person is not aware of material nonpublic information. The person must not exercise influence over the amount, timing, or execution of trades under the plan after its adoption, except as permitted by applicable law.

9. TRANSACTIONS AFTER TERMINATION OF SERVICE

The restrictions of this Policy continue to apply after a person's employment or service relationship with the Company ends if that person remains in possession of material nonpublic information.

A former director, officer, employee, consultant, or contractor may not trade in the Company's securities or disclose material nonpublic information until the information has become public or is no longer material.

The Company may continue to impose restrictions on former personnel where necessary to protect confidential information and comply with applicable securities laws.

10. CONFIDENTIALITY AND PROTECTION OF INFORMATION

Persons subject to this Policy must protect confidential and material nonpublic information from unauthorized access, use, or disclosure.

Such persons must:

•                Avoid discussing confidential Company matters in public places;

•                Not share confidential information through unsecured communication channels;

•                Restrict access to confidential information to persons with a legitimate business need;

•                Protect electronic files, documents, and other Company records;

•                Not forward confidential information to personal email accounts or unauthorized third parties; and

•                Promptly report any suspected unauthorized disclosure or loss of confidential information.

These obligations apply regardless of whether the information is formally marked confidential.

11. SECTION 16 REPORTING AND FORM 144 OBLIGATIONS

Certain directors, executive officers, and beneficial owners of more than 10% of a class of the Company's registered equity securities may be subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934.

Such persons are responsible for complying with applicable filing requirements, including Forms 3, 4, and 5, as applicable.

Persons subject to Section 16 reporting obligations must promptly notify the CFO of transactions in Company securities and provide the information reasonably necessary to prepare and submit required filings.

Certain sales of restricted or control securities may also be subject to Rule 144 and Form 144 filing requirements. Each person is responsible for determining and complying with applicable requirements.

The Company may request information and cooperation from directors, officers, and other covered persons to facilitate timely and accurate securities filings.

12. REPORTING VIOLATIONS

Any person who becomes aware of a suspected violation of this Policy, unauthorized trading, or an unauthorized disclosure of material nonpublic information should promptly report the matter to the CFO or the Board of Directors.

If the report concerns the CFO, it should be made directly to a non-interested member of the Board of Directors.

The Company will review reported matters and take appropriate action based on the circumstances.

Persons making reports in good faith will not be subject to retaliation for reporting a suspected violation.

13. PROHIBITION ON UNAUTHORIZED DISCLOSURE AND ONLINE COMMUNICATIONS

Persons subject to this Policy must not disclose material nonpublic information through social media, online forums, message boards, chat rooms, blogs, or other public or semi-public communication platforms.

No person may respond to inquiries from investors, analysts, journalists, or other members of the public concerning material nonpublic Company information unless authorized to do so by the Company.

Questions concerning the Company's financial results, business developments, or other potentially material information should be referred to the Company's authorized representatives.

14. CONSEQUENCES OF VIOLATIONS

Violations of this Policy may result in disciplinary action, including termination of employment or service, removal from positions or responsibilities where legally permitted, and other appropriate measures.

Individuals may also face civil or criminal penalties under applicable securities laws, including monetary penalties, disgorgement of profits, and imprisonment.

The Company may cooperate with regulatory authorities and law enforcement agencies in connection with investigations involving potential violations of securities laws.

15. ADMINISTRATION, AMENDMENTS AND INTERPRETATION

The CFO is responsible for the day-to-day administration of this Policy, including receiving and reviewing pre-clearance requests, maintaining relevant records, and coordinating the Company's compliance with applicable insider trading requirements.

The Board of Directors oversees the administration of this Policy. Any matter involving a potential conflict of interest on the part of the CFO must be referred to a non-interested member of the Board of Directors.

The Company may amend, supplement, or interpret this Policy at any time, subject to applicable law.

Any amendment or waiver must be approved in accordance with applicable law and the Company's governance procedures.

This Policy does not create any contractual rights or guarantees of continued employment or service.

16. QUESTIONS AND ACKNOWLEDGMENT

Any questions concerning this Policy or its application should be directed to the CFO, except where the question concerns the CFO, in which case it should be directed to a non-interested member of the Board of Directors.

Each director, officer, and employee subject to this Policy may be required to acknowledge in writing that they have received, read, understood, and agree to comply with this Policy.

APPENDIX A

FREQUENTLY ASKED QUESTIONS

1. What is material nonpublic information?

Material nonpublic information is information that has not been made available to the public and that a reasonable investor would consider important when making an investment decision, or that could reasonably affect the market price of a security.

Examples include unpublished financial results, significant contracts, financing transactions, acquisitions, changes in management, and significant business developments.

2. When is information considered public?

Information generally becomes public after it has been broadly disseminated through an appropriate public channel, such as an SEC filing or a press release, and the investing public has had a reasonable opportunity to receive and evaluate it.

Merely discussing information with a limited group of individuals does not make it public.

3. May I trade if I do not believe the information affected my decision?

No. A person who possesses material nonpublic information may not trade in the relevant securities, regardless of whether the person believes the information influenced the decision.

4. Does this Policy apply to my family members?

Yes. This Policy applies to transactions by immediate family members and members of a covered person's household where the transactions are attributable to or influenced by that covered person.

Covered persons must take reasonable steps to ensure that their family and household members do not engage in prohibited transactions.

5. May I provide information to a family member or friend if I do not recommend that they trade?

No. Providing material nonpublic information to another person may constitute unlawful tipping even if no express recommendation to trade is made.

6. Does an open trading window mean that I may always trade?

No. An open trading window does not permit trading if you possess material nonpublic information. All applicable pre-clearance and other requirements must also be satisfied.

7. What should I do if I am uncertain whether information is material or public?

You should not trade or disclose the information until the issue has been reviewed by the CFO or qualified securities counsel. If the matter concerns the CFO, it should be referred to a non-interested member of the Board of Directors.

8. What if I learn material nonpublic information about another public company?

You may not trade in that company's securities or disclose the information to another person if the information was obtained through your relationship with the Company and is material and nonpublic.

9. What are the potential consequences of insider trading?

Insider trading and unlawful tipping may result in civil and criminal penalties, including fines, disgorgement of profits, and imprisonment. Violations may also result in disciplinary action by the Company.

10. What should I do if I become aware of a possible violation?

You should promptly report the matter to the CFO or the Board of Directors. If the report concerns the CFO, it should be made to a non-interested member of the Board. Reports made in good faith are protected against retaliation under this Policy.

APPENDIX B

ACKNOWLEDGMENT OF INSIDER TRADING POLICY

I acknowledge that I have received and read the Insider Trading Policy of Amplara Corporation.

I understand that I am responsible for complying with the Policy and applicable securities laws and regulations.

I understand that violations of the Policy may result in disciplinary action and may also expose me to civil or criminal liability under applicable law.

I agree to comply with the requirements of the Policy and to seek guidance from the CFO or, where appropriate, a non-interested member of the Board of Directors if I have questions concerning its application.

Printed Name: __________________________________

Title / Position: ________________________________

Signature: _____________________________________

Date: _________________________________________